                                                                    EXHIBIT 2.1


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                      AGREEMENT AND PLAN OF REORGANIZATION



                                  by and among


                       SIMPLE NETWORK COMMUNICATIONS, INC.



                                       and



                              SN ACQUISITION, INC.

                                       and

                               BROADCAST.COM INC.

                             As of November 16, 1998



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

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
                              ARTICLE I DEFINITIONS
Definitions    ................................................................2

                              ARTICLE II THE MERGER

Section 2.1.   The Merger......................................................5
Section 2.2.   Closing; Effective Time.........................................5
Section 2.3.   Articles of Incorporation.......................................5
Section 2.4.   Bylaws..........................................................6
Section 2.5.   Directors and Officers..........................................6

             ARTICLE III CONVERSION OF SHARES; SHAREHOLDER APPROVAL

Section 3.1.   Effect on Capital Stock.........................................6
Section 3.2.   Escrow..........................................................7
Section 3.3.   Dissenting Shares...............................................7
Section 3.4.   Exchange of Certificates........................................7
Section 3.5.   Treatment of Fractional Shares..................................7
Section 3.6.   Shareholders' Meeting...........................................8

            ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 4.1.   Corporate Organization..........................................8
Section 4.2.   Capital Stock...................................................9
Section 4.3.   Subsidiaries....................................................9
Section 4.4.   Corporate Authority.............................................9
Section 4.5.   Financial Statements...........................................10
Section 4.6.   Operations Since December 31, 1997.............................11
Section 4.7.   No Undisclosed Liabilities.....................................12
Section 4.8.   Taxes 12
Section 4.9.   Governmental Permits...........................................13
Section 4.10.  Real Property..................................................13
Section 4.11.  Real Property Leases...........................................13
Section 4.12.  Intellectual Property..........................................14
Section 4.13.  Labor Relations................................................15
Section 4.14.  Employee Benefit Plans.........................................15
Section 4.15.  Contracts......................................................17
Section 4.16.  No Violation, Litigation or Regulatory Action..................18
Section 4.17.  Insurance......................................................19
Section 4.18.  Certain Transactions or Arrangements...........................19
Section 4.19.  Customer and Supplier Relationships............................19

Section 4.20.  Finders.......................................................19
Section 4.21.  Disclosure....................................................19
Section 4.22.  Bank Accounts.................................................20
Section 4.23.  Payment of Certain Expenses...................................20

                    ARTICLE V REPRESENTATIONS AND WARRANTIES
                             OF PARENT AND MERGERCO

Section 5.1.   Organization...................................................20
Section 5.2.   Authority......................................................20
Section 5.3.   No Finder......................................................21
Section 5.4.   Absence of Proceedings.........................................21
Section 5.5.   Capitalization.................................................21
Section 5.6.   Financial Statements...........................................22
Section 5.7.   SEC Reports....................................................22
Section 5.8.   Absence of Adverse Changes.....................................22
Section 5.9.   Governmental Consents..........................................22
Section 5.10.  No Undisclosed Liabilities.....................................22
Section 5.11.  Compliance with Laws...........................................23

                         ARTICLE VI ADDITIONAL COVENANTS

Section 6.1.   Investigation of the Company by Parent.........................23
Section 6.2.   Certain Agreements.............................................23
Section 6.3.   Operations Prior to the Effective Time.........................24
Section 6.4.   No Public Announcement.........................................25
Section 6.5.   Governmental Filings; Consents.................................26
Section 6.6.   Employee Benefits..............................................26
Section 6.7.   Parent to Fund Certain Obligations.............................26
Section 6.8.   Guaranteed Company Debt........................................26
Section 6.9.   Affiliates of the Company and Parent...........................26

                 ARTICLE VII CONDITIONS PRECEDENT TO OBLIGATIONS
                             OF PARENT AND MERGERCO

Section 7.1.   No Misrepresentation or Breach of Covenants and Warranties.....27
Section 7.2.   Resignations of Directors......................................27
Section 7.3.   Litigation.....................................................27
Section 7.4.   Necessary Approvals and Consents...............................27
Section 7.5.   Corporate Action...............................................28
Section 7.6.   Adoption of Agreement..........................................28
Section 7.7.   Pooling of Interests...........................................28
Section 7.8.   Agreement with Founder.........................................28
Section 7.9.   Tax Representation Letters.....................................28
Section 7.10.  Escrow Agreement...............................................28

         ARTICLE VIII CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

Section 8.1.   No Misrepresentation or Breach of Covenants and Warranties.....28
Section 8.2.   Litigation.....................................................28
Section 8.3.   Tax Representation Letters.....................................29
Section 8.4.   Escrow Agreement...............................................29

                             ARTICLE IX TERMINATION

Section 9.1.   Termination....................................................29
Section 9.2.   No Liability Upon Termination..................................29

    ARTICLE X SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION
                                   PROVISIONS

Section 10.1.   Survival of Representations and Warranties....................29
Section 10.2.   Indemnification...............................................30
Section 10.3.   Appointment of Representative.................................30
Section 10.4.   Control of Actions and Proceedings............................30

                          ARTICLE XI GENERAL PROVISIONS

Section 11.1.   Notices.......................................................31
Section 11.2.   Partial Invalidity............................................32
Section 11.3.   Execution in Counterparts.....................................32
Section 11.4.   Governing Law.................................................32
Section 11.5.   Assignment; Successors and Assigns............................32
Section 11.6.   Titles and Headings...........................................32
Section 11.7.   Schedules and Exhibits........................................32
Section 11.8.   Entire Agreement; Amendments..................................32
Section 11.9.   Waivers.......................................................33
Section 11.10.  Specific Performance..........................................33

                      AGREEMENT AND PLAN OF REORGANIZATION

                  This AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") is dated as of November 16, 1998, by and among Simple Network Communications, Inc., a California corporation (the "Company") and broadcast.com inc., a Delaware corporation ("Parent") and SN Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Parent ("MergerCo") .


                               W I T N E S S E T H


                  WHEREAS, MergerCo is a recently formed California corporation organized for the purpose of effecting the transactions contemplated by this Agreement;

                  WHEREAS, Parent is the owner of all of the issued and outstanding shares of the capital stock of MergerCo;

                  WHEREAS, the parties hereto desire to adopt a plan of reorganization as contemplated by Section 368(a) of the Internal Revenue Code of 1986, as amended;

                  WHEREAS, the respective Boards of Directors of MergerCo and the Company deem it advisable and in the best interests of MergerCo and the Company, respectively, and their respective shareholders, that MergerCo merge with and into the Company (the "Merger") pursuant to this Agreement and an agreement of merger (the "Merger Agreement") substantially in the form of Exhibit A attached hereto, with the result that the Company will become a wholly-owned subsidiary of Parent and the shares of capital stock of the Company (the "Shares") issued and outstanding immediately prior to the Effective Time (as defined in Section 2.2) will be converted into the right to receive shares of Common Stock issued by Parent;

                  WHEREAS, to induce Parent and MergerCo to enter into this Agreement, the shareholders of the Company have entered into a Shareholder Voting Agreement pursuant to which such shareholders have agreed to vote in favor of the transactions contemplated hereby and to take certain additional actions with respect thereto;

                  WHEREAS, for accounting purposes it is intended that the Merger shall be accounted for as a pooling of interests transaction;

                  WHEREAS, as a further condition and inducement to Parent's willingness to enter into this Agreement, certain employees of the Company who are also shareholders of the Company have, concurrently with the execution of this Agreement, executed and delivered non-competition agreements which agreements shall only become effective at the Effective Time; and

                  WHEREAS, the Company, MergerCo and Parent desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger.

                  NOW, THEREFORE, in consideration of the mutual terms, conditions and other covenants and agreements set forth herein, the parties hereto hereby agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

                  In addition to the other words and terms defined elsewhere in the Agreement, as used in this Agreement, the following words and terms have the meanings specified or referred to below:

                  "Affiliate" means, with respect to any Person, any other Person who, directly or indirectly, controls, is controlled by or is under common control with such Person.

                  "APB No. 16 Affiliate Letter" has the meaning specified in
Section 6.9.

                  "Certificate" has the meaning specified in Section 3.4.

                  "Closing" has the meaning specified in Section 2.2.

                  "Closing Date" has the meaning specified in Section 2.2.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Company" has the meaning specified in the preamble to this Agreement.

                  "Company Common Stock" has the meaning specified in Section
4.2.

                  "Company Group" has the meaning specified in Section 4.14(a).

                  "Company Options" has the meaning specified in Section 4.2.

                  "Company's Knowledge" means the knowledge after due inquiry of any officer or director of the Company.

                  "December 1997 Balance Sheet" has the meaning specified in
Section 4.5.

                  "Deductible" has the meaning specified in Section 10.2.

                  "Deficiency or "Deficiencies" has the meaning specified in
Section 10.2.

                  "Defined Benefit Plan" has the meaning specified in Section 4.14(a).

                  "Dissenting Shares" has the meaning specified in Section 3.3.

                  "Effective Time" has the meaning specified in Section 2.2.

                  "Employee Benefit Plan" has the meaning specified in Section 4.14(a).

                  "Employee Plan" has the meaning specified in Section 4.14(a).

                  "Encumbrance" means any lien, claim, charge, security, interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, covenant or other encumbrance or restriction of any kind.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "Escrow Agreement" has the meaning specified in Section 3.2.

                  "Exchange Ratio" means the number of shares of Parent Common Stock to be issued pursuant to this Agreement in exchange for one Share.

                  "Financial Statements" has the meaning specified in Section
4.5.

                  "Foreign Plan" has the meaning specified in Section 4.14(a).

                  "GCL" has the meaning specified in Section 2.1.

                  "Governmental Body" means any federal, state, local or foreign court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

                  "Governmental Permits" has the meaning specified in Section
4.9.

                  "Intellectual Property" has the meaning specified in Section 4.12(a).

                  "IRS" means the Internal Revenue Service.

                  "Knowledge" means the Company's Knowledge or Parent's Knowledge, as indicated by the context.

                  "Material Adverse Effect" means a material adverse effect on
(i) the financial condition, businesses or results of operations of the Company or (ii) the ability of the Company to consummate the transactions contemplated hereby.

                  "Material Leases" has the meaning specified in Section 4.11.

                  "Merger" has the meaning specified in the preamble to this Agreement.

                  "Merger Agreement" has the meaning specified in the preamble to this Agreement.

                  "MergerCo" has the meaning specified in the preamble to this Agreement.

                  "Merger Consideration" has the meaning specified in Section 3.1(c).

                  "Multiemployer Plan" has the meaning specified in Section 4.14(a).

                  "Owned Real Property" has the meaning specified in Section
4.10.

                  "Parent" has the meaning specified in the preamble to this Agreement.

                  "Parent Common Stock" means the common stock of Parent, $0.01 par value per share.

                  "Parent's Knowledge" means the knowledge after due inquiry of any officer or director of Parent.

                  "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, or any other governmental agency, department or instrumentality succeeding to the functions of said Corporation.

                  "Permitted Encumbrances" means only with respect to real estate and interests therein, easements, covenants, conditions, restrictions and other matters of record, and incidental mechanics' and other similar liens, none of which, individually or in the aggregate, materially affect the value of, or marketability of title to, the property subject thereto or the use to which such property is presently put.

                  "Person" means and includes an individual, a partnership, a corporation, a trust, a joint venture, other similar entities, an unincorporated organization and any governmental or regulatory body or other agency or authority.

                  "Representative" has the meaning specified in Section 10.3.

                  "Returns" has the meaning specified in Section 4.8(a).

                  "SEC" means the Securities and Exchange Commission.

                  "SEC Reports" has the meaning specified in Section 5.7.

                  "Secretary of State" means the Secretary of State of the State of California.

                  "September 1998 Interim Balance Sheet" has the meaning specified in Section 4.5.

                  "Shareholder Group" has the meaning specified in Section 10.2.

                  "Shareholders' Approval" has the meaning specified in Section 3.6.

                  "Shares" has the meaning set forth in the preamble of this Agreement.

                  "Subsidiary" shall mean, as of the applicable point in time, with respect to any Person, each corporation, partnership, joint venture or other entity, of which such Person owns, directly or indirectly, more than 50% of the outstanding voting securities or equity interests.

                  "Surviving Corporation" has the meaning specified in Section 2.1.

                  "Tax" or "Taxes" has the meaning specified in Section 4.8(a).

                  "Treasury Regulations" has the meaning specified in Section 4.8(d).

                  "USRPHC" has the meaning specified in Section 4.8(d).


                                   ARTICLE II

                                   THE MERGER

                  SECTION 2.1. THE MERGER. Subject to the terms and conditions of this Agreement and the Merger Agreement, at the Effective Time (as defined in Section 2.2 hereof) and in accordance with the applicable provisions of Chapter 11 of the General Corporation Law of the State of California (the "GCL"), MergerCo will be merged with and into the Company and the Company shall be the surviving corporation in the Merger (the "Surviving Corporation") and the separate existence of MergerCo shall cease and the other effects of the Merger shall be as set forth in applicable provisions of Chapter 11 of the GCL. The name of the Surviving Corporation shall continue to be Simple Network Communications, Inc. To effectuate the Merger, MergerCo and the Company shall, concurrently with the Closing (as hereafter defined), execute and file, among other things, the Merger Agreement in the office of the Secretary of State of the State of California ("Secretary of State") in accordance with the applicable provisions of Chapter 11 of the GCL.

                  SECTION 2.2. CLOSING; EFFECTIVE TIME. Subject to the provisions of Articles VII and VIII, the closing of the Merger (the "Closing") shall take place in San Diego, California at the offices of Gibson, Dunn & Crutcher LLP, 401 West A Street, Suite 1900, San Diego, California 92101, as soon as practicable but in no event later than 10:00 a.m. Pacific Standard Time on the third business day after the date on which each of the conditions set forth in Articles VII and VIII have been satisfied or waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree. The date on which the Closing actually occurs is hereinafter referred to as the "Closing Date". At the Closing, MergerCo and the Company shall cause a the Merger Agreement to be executed and filed with the Secretary of State in accordance with the GCL. The Merger shall become effective as of the date and time of such filing (the "Effective Time").

                  SECTION 2.3. ARTICLES OF INCORPORATION. At the Effective Time, and without any further action on the part of the Company or MergerCo, the articles of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation, until thereafter altered, amended or repealed as provided therein and in accordance with applicable law.

                  SECTION 2.4. BYLAWS. The bylaws of the Company, as in effect immediately prior to the Effective Time, shall become, from and after the Effective Time, the bylaws of the Surviving Corporation, until thereafter altered, amended or repealed as provided therein and in accordance with applicable law.

                  SECTION 2.5. DIRECTORS AND OFFICERS. The directors and officers of MergerCo immediately prior to the Effective Time shall become, from and after the Effective Time, the directors and officers of the Surviving Corporation, until their respective successors are duly elected or appointed and shall qualify or their earlier resignation or removal.


                                   ARTICLE III

                   CONVERSION OF SHARES; SHAREHOLDER APPROVAL

                  SECTION 3.1. EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Shares or any shares of capital stock of MergerCo:

                  (a) Common Stock of MergerCo. Each share of common stock of MergerCo, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.01 per share, of the Surviving Corporation.

                  (b) Parent and MergerCo-Owned Stock. Each Share owned by Parent, MergerCo or any Affiliate of Parent or MergerCo shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

                  (c) Conversion of Shares. All other issued and outstanding Shares and all rights existing with respect thereto shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding and shall be converted into that number of fully paid and nonassessable shares of Parent Common Stock (the "Merger Consideration") equal to the following fraction:

                      (i)  the numerator shall be 410,810; and

                      (ii) the denominator shall be the number of Shares as of immediately prior to the Effective Time (other than Shares, if any, canceled by Section 3.1(b)); provided, however, that "Dissenting Shares" (as hereafter defined) shall be governed by Section 3.3 hereof and provided further that cash will be paid in lieu of any fractional shares as provided in Section 3.5.

                  (d) Certain Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Shares), reorganization, recapitalization or other like change with respect to Parent Common Stock or Shares occurring after the date hereof and prior to the Effective Time.

                  SECTION 3.2. ESCROW. At the Closing, Parent shall place into escrow ( the "Escrow ") 20,540 shares of Parent Common Stock pursuant to the terms of an escrow agreement (the "Escrow Agreement") to be executed and delivered at the Closing substantially in the form attached hereto as Exhibit B. The Escrow will serve as a fund for the indemnity obligations set forth in
Article X hereof. Such shares of the Parent Common Stock represent the aggregate number of shares to be contributed to the Escrow by the holders of record of Shares as of immediately prior to the Effective Time, the allocation of which shall be in proportion to the respective shareholdings of such holders.

                  SECTION 3.3. DISSENTING SHARES. Shares which constitute "dissenting shares" under Section 1300(b) of the Corporations Code (the "Dissenting Shares") shall have only such rights as are afforded to the holder thereof by the provisions of Chapter 13 of the GCL.

                  SECTION 3.4. EXCHANGE OF CERTIFICATES. Subject to the provisions regarding the treatment of fractional shares herein and after deduction of the contributions of the Company shareholders to the Escrow as specified in the Escrow Agreement, Parent shall, as promptly as practicable after the Effective Time, make available stock certificates representing the shares of Parent Common Stock issued in the Merger to the persons legally entitled thereto upon surrender of certificates which immediately prior to Effective Time represented Shares. At the Effective Time, each Share converted into the right to receive the Merger Consideration pursuant to Section 3.1(c) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares (a "Certificate") shall, to the extent such Certificate represents such Shares, cease to have any rights with respect thereto, except the right to receive the Merger Consideration applicable thereto, upon surrender of such Certificate. After the Effective Time there shall be no transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer or for any other reason, they shall be canceled and exchanged for Parent Common Stock and cash in lieu of any fractional share as provided in this Article III, except as otherwise provided by law and as adjusted for any dividends paid or other distributions made after the Effective Time with respect to Parent Common Stock, if the record date set for such dividends or distributions is a date occurring after the Effective Time.

                  SECTION 3.5. TREATMENT OF FRACTIONAL SHARES. No fractional share of Parent Common Stock nor scrip certificate for such fractional share shall be issued in the Merger. In lieu thereof, any holder of Shares otherwise entitled to receive a fractional share of Parent Common Stock shall be paid an amount in cash equal to the value of such fractional share interest based on a value of $50.51 per whole share of Parent Common Stock. If more that one Certificate representing Shares shall be surrendered at one time for the account of the same shareholder, the number of full shares of Parent Company Stock for which such Certificates shall be delivered shall be computed on the basis of the aggregate number of Shares represented by such Certificates so surrendered.

                  SECTION 3.6. SHAREHOLDERS' MEETING. The Company shall, as promptly as practicable following the date of this Agreement, (i) take all action necessary in accordance with applicable law to convene a meeting of, or obtain a written consent from, its shareholders for the purpose of considering, approving and adopting this Agreement and the transactions contemplated hereby (the "Shareholders' Approval"), (ii) include in the notice for such Shareholders' Approval the recommendation of the Board of Directors of the Company that the shareholders of the Company vote in favor of the approval and adoption of this Agreement and the transactions contemplated hereby and (iii) use its reasonable best efforts to obtain the necessary approval of this Agreement and the transactions contemplated hereby by its shareholders.

                  SECTION 3.7. TAX AND ACCOUNTING CONSEQUENCES.

                  (a) It is intended by the parties hereto that the merger shall constitute a "reorganization" within the meaning of Section 368 of the Code. The parties hereto adopt this agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

                  (b) It is intended by the parties hereto that the merger shall qualify for accounting treatment as a pooling of interests.


                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  As an inducement to Parent and MergerCo to enter into this Agreement and to consummate the transactions contemplated hereby, the Company represents and warrants to Parent and MergerCo as follows:

                  SECTION 4.1. CORPORATE ORGANIZATION. The Company is a corporation duly organized, legally existing and in good standing under the laws of the State of California. Except as set forth on Schedule 4.1, the Company is duly qualified to transact business as a foreign corporation and is in good standing in each of the jurisdictions listed in Schedule 4.1. The jurisdictions set forth on Schedule 4.1 are the only jurisdictions in which the ownership or leasing of its properties or the conduct of its business requires such qualification (except where the failure to so qualify would not have a Material Adverse Effect). The Company has all requisite corporate power to own or lease and to operate and use its properties and assets and to carry on its business as currently conducted. The Company has delivered or made available to Parent and MergerCo complete and correct copies of its Articles of Incorporation and Bylaws, each as in effect on the date hereof. Prior to the date hereof, the Company has not been a subsidiary of any other corporation or entity.

                  SECTION 4.2. CAPITAL STOCK. As of the date hereof, the authorized capital stock of the Company consists of 20,000 shares of common stock, par value $.01 per share (the "Company Common Stock"). As of the date hereof, 2,000 shares of Company Common Stock are issued and outstanding and are owned by the Persons and in the amounts set forth on Schedule 4.2 hereof. Except as set forth on Schedule 4.2, no options to purchase shares of Company Common Stock (the "Company Options") are currently outstanding. None of the issued and outstanding shares of capital stock of the Company has been issued in violation of, or is subject to, any preemptive or any subscription rights. Except as provided in this Agreement and the transactions contemplated hereby, and except as set forth on Schedule 4.2, there are no agreements, arrangements, warrants, options, puts, calls, rights, option or other employee benefit plans or other commitments or understandings of any character to which the Company or, to the Company's Knowledge, any shareholder of the Company is a party relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of any shares of Company Common Stock or other securities of the Company. The names of the record holders of all such warrants, options, puts, calls and rights, and the names of the parties to all such agreements, arrangements, plans, commitments or understandings, are set forth on Schedule 4.2. All of the outstanding shares of Company Common Stock are duly authorized and validly issued and fully paid and nonassessable, free of any preemptive or subscription rights, free and clear of all Encumbrances (except as set forth in Schedule 4.2) and were issued in compliance with all applicable securities laws. The Company is not in active discussions, formal or informal, with any person or entity regarding the issuance of any form of additional Company equity that has not been issued or committed to prior to the date of this Agreement. Except as provided in this Agreement and other transaction documents or any transaction contemplated hereby or thereby, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of shares of the Company's Common Stock.

                  SECTION 4.3. SUBSIDIARIES. The Company has no Subsidiaries.
Schedule 4.3 contains a list of each Person in which the Company owns, directly or indirectly, at least 10% of the voting securities or other equity interests.
Schedule 4.3 contains (A) the name, jurisdiction of incorporation or organization, authorized and outstanding shares or other equity capital and percentage of outstanding shares or other equity interests of each such Person and (B) to the Company's Knowledge, the name of the owner and the number and percentage of outstanding shares or other equity interests of each of such Person.

                  SECTION 4.4. CORPORATE AUTHORITY.

                  (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions, subject to the conditions set forth herein, contemplated hereby and to comply with the terms, conditions and provisions hereof. The execution, delivery and performance of this Agreement by the Company have been duly authorized by all requisite corporate action. This Agreement has been duly executed and delivered by the Company and constitutes, and each other instrument contemplated hereby or thereby, when executed and delivered by the Company, will constitute, the valid and binding obligation of the Company enforceable in accordance with its terms.

                  (b) Except as set forth in Schedule 4.4, neither the execution and delivery by the Company of this Agreement or of any of the other instruments contemplated hereby, nor the consummation by the Company of any of the transactions contemplated hereby, nor compliance by the Company with or fulfillment thereby of the terms, conditions and provisions hereof will:

                      (i) violate any provision of the Company's charter or bylaws;

                      (ii) result in the acceleration of, or entitle any party to accelerate (whether after the giving of notice or lapse of time or both), any debt obligation of the Company;

                      (iii) violate, or result with giving of notice or lapse of time or both in any violation of, or result in the creation or imposition of, any Encumbrance upon any of the properties of the Company pursuant to any provision of, any mortgage, lien, lease, agreement, Governmental Permit, item of Intellectual Property, indenture, license, instrument, law, regulation, order, arbitration award, judgment or decree to which the Company is a party or by which the Company or any of its properties is bound, the effect of all of which violations, creations and impositions would result in liability to the Company in excess of $50,000 in the aggregate;

                      (iv) constitute an event permitting modification, amendment or termination of a mortgage, lien, lease, agreement, Governmental Permit, item of Intellectual Property, indenture, license, instrument, order, arbitration award, judgment or decree to which the Company is a party or by which the Company or any of its properties is bound, which modification(s), amendment(s) or termination(s) would result in liability to the Company in excess of $50,000 in the aggregate; or

                      (v)   except for the filings contemplated in Section
         2.1, require the approval, consent, authorization or act of, or the making by the Company or any other Person, of any declaration, filing or registration with any third Person or any Governmental Body, except to the extent that the failure to obtain any of the foregoing does not result in a Material Adverse Effect.

                  SECTION 4.5. FINANCIAL STATEMENTS. Schedule 4.5 contains true and complete copies of (a) the balance sheet of the Company as of December 31, 1997 (the "December 1997 Balance Sheet") and the related statements of income and shareholders' equity and cash flows for the year then ended, as audited by, and accompanied by the opinion of, Levitz, Zacks and Ciceric, independent certified public accountants; and (b) the unaudited interim balance sheet of the Company as of September 30, 1998 (the "September 1998 Interim Balance Sheet") and the related interim statements of income, shareholders' equity and cash flows for the nine months then ended. The financial statements referred to in the preceding sentence are herein referred to collectively as the "Financial Statements". Subject, in the case of the September 1998 Interim Balance Sheet, to normal year-end audit adjustments, all of the Financial Statements present fairly the financial condition and results of operations of the Company and its consolidated subsidiaries as of such dates and for such periods; such balance sheets and the notes thereto disclose all liabilities, direct or contingent, of the Company and its consolidated subsidiaries as of the dates thereof required to be disclosed by generally accepted accounting principles; and such financial statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis except as specified in the notes thereto.

                  SECTION 4.6. OPERATIONS SINCE DECEMBER 31, 1997.

                  (a) Except as set forth in the Financial Statements, since December 31, 1997 there has been no Material Adverse Effect.

                  (b) Except as described in Schedule 4.6 and except for the transactions contemplated by this Agreement or described herein, since December 31, 1997 the Company has conducted its business in the ordinary course and in conformity with past practice and, without limiting the foregoing:

                      (i) the Company has not made any capital expenditures or commitments for the acquisition or construction of any assets characterized as "property and equipment" on the Financial Statements exceeding $20,000 per item or exceeding $50,000 in the aggregate;

                      (ii) there has been no declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company, and no issuance of any capital stock of the Company or of any securities convertible into or exchangeable or exercisable for, or otherwise representing any right to acquire, any such capital stock;

                      (iii) the Company has not redeemed, repurchased, or otherwise acquired any of its capital stock or securities convertible into or exchangeable or exercisable for its capital stock or any other securities of the Company, and has not entered into any agreement, arrangement or other commitment to do so;

                      (iv) the Company has not adopted or amended any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation or other plan, agreement, trust fund or arrangement or other plan for the benefit of its employees;

                      (v) the Company has not granted any bonus or other special compensation or increased compensation or benefits payable or to become payable to any of its directors, officers or employees except, in the case of employees, for increases, bonuses or special compensation in the ordinary course of business consistent with past compensation practice, nor taken any action with respect to the grant or increase of severance or termination pay nor entered into any employment, consulting or similar agreement;

                      (vi) the Company has not incurred any indebtedness for money borrowed;

                      (vii) the Company has not disposed of or acquired any assets or properties, other than in the ordinary course of business consistent with past practice;

                      (viii) the Company has not been the subject of any change in accounting methods, principles or practice, except insofar as may have been required by a change in generally accepted accounting principles;

                      (ix) there has been no damage, destruction or loss to tangible or intangible property which has resulted in a Material Adverse Effect; and

                      (x) the Company has not entered into any agreement, arrangement or understanding, or otherwise resolved or committed, to do any of the foregoing.

                  SECTION 4.7. NO UNDISCLOSED LIABILITIES. Except as set forth in Schedule 4.7 or as is expressly set forth in any other Schedule to this Agreement, the Company is not subject to any obligation or liability of any nature (whether accrued, absolute, contingent, inchoate or otherwise, including, without limitation, unasserted claims), which would individually or in the aggregate be required by generally accepted accounting principles to be reflected on a balance sheet of the Company but is not reflected on the December 1997 Balance Sheet or the notes thereto, other than (i) obligations pursuant to or in connection with this Agreement or the transactions contemplated hereby,
(ii) liabilities and obligations incurred in the ordinary course of business after December 31, 1997 or which are reflected on the September 1998 Interim Balance Sheet or the notes thereto and (iii) liabilities which do not have a Material Adverse Effect.

                  SECTION 4.8. TAXES.

                  (a) Except as set forth on Schedule 4.8, the Company has filed or caused to be filed all federal, state, foreign and local, tax returns, tax information returns, reports and estimates ("Returns"), for all taxable or reporting periods ending at or before the Effective Time (taking into account applicable extension periods) to the extent required to be filed by the Company under the applicable federal, foreign, state or local law, at or before the Effective Time; all Taxes shown to be due on such Returns have been paid in full when due; and all such Returns are true, complete and accurate in all material respects. As used in this Agreement, "Taxes" or "Tax" means all taxes of any kind and any interest or penalties related thereto, including, without limitation, net income, capital gains, gross receipts, franchise, or withholding taxes validly imposed upon, the Company with respect to such taxes.

                  (b) Except as set forth in Schedule 4.8, there are no claims or investigations by any taxing authority pending or to Company's Knowledge threatened against the Company for any past due Taxes for periods ending prior to the Effective Time.

                  (c) The Company has (i) withheld all amounts required to be withheld from the wages of its employees, with respect to tax withholding and taxes due from such employees under the Federal Insurance Contributions Act or any other foreign, federal, state, or local unemployment tax laws for payroll periods ending before the close of business on the day before the Effective Time and (ii) filed all foreign, federal, state or local returns and reports that were required by the applicable foreign, federal, state or local law to be filed on or before the day before the Effective Time (taking into account applicable extension periods) with respect to such withholding for such periods.

                  (d) The Company is not a United States Real Property Holding Corporation (a "USRPHC") within the meaning of Section 897 of the Code and was not a USRPHC on any

"determination date" (as defined in Section 1.897-2(c) of the regulations promulgated by the Treasury Department pursuant to the Code (the "Treasury Regulations"))that occurred in the five-year period preceding the Effective Time.

                  (e) The Company has not agreed and is not required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state or local law by reason of a change in accounting method initiated by it or any other relevant party or it has no Knowledge that the IRS has proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or assets of the Company.

                  SECTION 4.9. GOVERNMENTAL PERMITS. The Company owns, holds or possesses all governmental licenses, franchises, permits, privileges, immunities, approvals and other authorizations which are necessary for its ownership, leasing, operation and use of its assets and properties and which are required for its carrying on and conducting its businesses as currently conducted and as proposed to be conducted (herein collectively called "Governmental Permits"), except where the failure to own, hold or possess the same would not have a Material Adverse Effect. Each of such material Governmental Permits is valid, and in full force and effect and, to the Company's Knowledge, no suspension or cancellation of any of the same is threatened, except for such suspensions or cancellations that would not have a Material Adverse Effect. Except as set forth in Schedule 4.9, no written notice of cancellation, of default or of any dispute concerning any Governmental Permit, or of any event, condition or state of facts which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any Governmental Permit has been received by the Company, except for those that, singly or in the aggregate, would not have a Material Adverse Effect. To the Company's Knowledge, there are no pending or proposed changes in permit requirements that would require the Company to make material additional monetary payments in order to obtain, renew or comply with any Governmental Permit, except for those that would not in the aggregate have a Material Adverse Effect.

                  SECTION 4.10. REAL PROPERTY. The Company is not the record or beneficial owner of any real property.

                  SECTION 4.11. REAL PROPERTY LEASES. The leases, subleases and other agreements and documents with respect to real property which are identified on Schedule 4.11 constitute (a) the lease of the Company's headquarters in San Diego, California and (b) the lease of all other facilities material to the Company and are hereinafter referred to as the "Material Leases". Correct and complete copies of the Material Leases have been delivered to the Parent. The Company holds good and valid leasehold title to each of the properties which are the subject of the Material Leases, in each case free of all Encumbrances, except for liens for (x) Taxes not yet due and payable or which are being contested in good faith, (y) Encumbrances which neither materially interfere with the intended use of the property which is the subject of the Material Lease nor have a material adverse effect upon the use by the Company of such property or the business currently conducted thereon or proposed to be conducted thereon and (z) Permitted Encumbrances. To the Company's Knowledge, except as identified on Schedule 4.11, there are no existing defaults under any Material Lease, and no event has occurred which with notice or lapse of time, or both, could constitute an event of default under any Material Lease, which default would result in a Material Adverse Effect. The transactions contemplated by this Agreement will not result in a default under any Material Lease (which default would have a Material Adverse Effect).

                  SECTION 4.12. INTELLECTUAL PROPERTY.

                  (a) Schedule 4.12 contains a complete and correct list of all United States and foreign patents, patent applications, registered trademarks, trademark applications, registered service marks, service mark applications, trade names and registered copyrights which are material to the business the Company (the "Intellectual Property"), including, if applicable, (i) the date of issuance or registration, (ii) the serial, patent or registration number, (iii) the date of application, (iv) the expiration date and (v) the country of registration of such items of Intellectual Property and any material licenses thereunder.

                  (b) Except as set forth in Schedule 4.12, the right, title or interest of the Company in each item of Intellectual Property is free and clear of Encumbrances which would have a Material Adverse Effect.

                  (c) Except as set forth in Schedule 4.12, the Company has not received written notice that is still pending to the effect that the Company has infringed upon any patent, trademark, service mark, trade name, copyright, brand name, logo, symbol or other intellectual property right of any third party; nor is there any action pending or, to the Company's Knowledge, threatened, against the Company claiming that the Company has, whether directly, contributorily or by inducement, infringed any trade secret or misappropriated any other intellectual property which infringement, notice, charge, claim, or assertion, as the case may be, would have a Material Adverse Effect.

                  (d) Except as set forth in Schedule 4.12, the Company has not sent or otherwise communicated to another Person any notice, charge, claim or other assertion of, and the Company has no Knowledge of, any present, impending or threatened patent, trademark or copyright infringement of any Intellectual Property which infringement would have a Material Adverse Effect.

                  SECTION 4.13. LABOR RELATIONS. Except as described in Schedule 4.13, there are no pending labor grievances or unfair labor practice claims or charges against the Company which would have a Material Adverse Effect. Except as described in Schedule 4.13, the Company's Knowledge there are no organizing efforts by any union or other group seeking to represent any employees of the Company. There is not pending any decertification which would result in withdrawal liability to any Multiemployer Plan, except such efforts, petitions or decertifications which would not have a Material Adverse Effect.

                  SECTION 4.14. EMPLOYEE BENEFIT PLANS.

                  (a) The term "Employee Plan" shall mean any pension, retirement, profit-sharing, deferred compensation, stock purchase, stock option, bonus or incentive plan, any medical, vision, dental or other health plan, any life insurance plan, vacation, severance, disability or any other employee benefit plan, program, policy, or arrangement, whether written, unwritten, formal or informal, including, without limitation, any "Employee Benefit Plan" as defined in Section 3(3) of ERISA, any employee benefit plan covering any employees of the Company in any foreign country or territory (a "Foreign Plan") or any other entity which, together with the Company, constitutes a single employer within the meaning of Section 414 of the Code (hereinafter collectively referred to as the "Company Group") to which any member of the Company Group has any outstanding present or future obligations to make payments to or to contribute to, whether voluntary, contingent or otherwise, is a party or is bound and under which any employees of the Company Group are eligible to participate or derive a benefit, except any government-sponsored program or government-required benefit. Schedule 4.14 lists each Employee Plan which is presently in effect, or which was previously in effect (if it may result in a material liability), and identifies each Employee Plan (other than a Foreign Plan) which is a defined benefit plan as defined in
Section 3(35) of ERISA (a "Defined Benefit Plan") or which is a multiemployer plan within the meaning of Section 3(37) of ERISA (a "Multiemployer Plan").

                  (b) As of the date hereof:

                      (i) Each of the Employee Plans that purports to be qualified under Section 401(a) of the Code is qualified and any trusts under such Employee Plans are exempt from income tax under Section 501(a) of the Code or will be qualified and exempt by a submission of such plan and trust for an IRS determination in a timely fashion, if not already submitted, and the timely making of such amendments as may be required as a condition for issuance of a favorable determination. Each Employee Plan intended to be qualified under Section 401 of the Code has been administered in all material respects according to its terms, and neither the Company Group, nor any fiduciary of any Employee Plan has done anything which would adversely affect its qualified status or the qualified status of the related trusts. The Employee Plans and each member of the Company Group are in material compliance with all other laws (including, without limitation, ERISA and the Code), orders, government rules and regulations, and any collective bargaining agreement applicable to Employee Plans. All material reports and material disclosures relating to the Employee Plans required to be filed with or furnished to governmental agencies, participants, or beneficiaries prior to the Effective Time have been or will be filed or furnished in a timely manner and in accordance with applicable law. Other than routine claims for benefits submitted by participants or beneficiaries, there is no litigation, legal action, investigation, claim, or proceeding pending or, to the Company's Knowledge, threatened against any Employee Plan or against any fiduciary of any Employee Plan, with respect to actions taken or omitted relating to the Employee Plan.

                      (ii) With respect to any Employee Plan, no prohibited transaction (within the meaning of Section 406 of ERISA and/or Section 4975 of the Code) exists which could subject the Company Group to any civil penalty assessed pursuant to Section 502(1) of ERISA or tax imposed by Section 4975 of the Code. Neither any member of the Company Group, nor any administrator or fiduciary of any Employee Plan (or agent of any of the foregoing) has engaged in any transaction or acted or failed to act in a manner which is likely to subject any member of the Company Group to any liability for a breach of fiduciary or other duty under ERISA or any other applicable law which would have a Material Adverse Effect. To the extent applicable, the representations and warranties contained in this paragraph (ii) are true and accurate with respect to each Multiemployer Plan.

                      (iii) No Defined Benefit Plan has been terminated or partially terminated after September 1, 1974, except as set forth on
         Schedule 4.14. Each Defined Benefit Plan listed as terminated on
         Schedule 4.14 has met the requirements for standard termination of single-employer plans contained in Section 4041(b) of ERISA to the extent such requirements were applicable to such Defined Benefit Plans.

                      (iv) Except as provided in Schedule 4.14, no member of the Company Group has completely or partially withdrawn from any Multiemployer Plan. No member of the Company Group has suffered a 70% decline in "contribution base units" (within the meaning of Section 4205(b) (1) (A) of ERISA) in any plan year beginning after 1979. No termination liability to the PBGC or withdrawal liability to any Multiemployer Plan that is material in the aggregate has been or is expected to be incurred with respect to any Employee Plan by any member of the Company Group. The PBGC has not instituted, and is not expected to institute, any proceedings to terminate any Employee Plan. Except as provided in Schedule 4.14, there has been no reportable event (within the meaning of Section 4043(b) of ERISA) with respect to any Employee Plan.

                  (c) Each member of the Company Group has made full and timely payment of all amounts required under the terms of each of the Employee Plans that are employee pension benefit plans (as defined in Section 3(2) of ERISA), including the Multiemployer Plans, to have been paid as contributions to such plan. No accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any Employee Plan. Each member of the Company Group has made full and timely payment of, or has accrued pending full and timely payment, all amounts which are required under the terms of each Employee Plan to be paid as a contribution to each such Employee Plan. The assets of each Defined Benefit Plan are sufficient to provide all of the benefits under each such Defined Benefit Plan, except as set forth on Schedule 4.14.

                  (d) Each member of the Company Group has complied in material respects with the continuation coverage requirements of Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

                  (e) Except as provided in Schedule 4.14, no member of the Company Group has any outstanding, present or future obligations to make payment to any insurers for reserves of any Employee Plan which is an employee welfare or benefit plan (within the meaning of Section 3(1) of ERISA) provided under a minimum premium arrangement with an insurer.

                  (f) Neither the consummation of the transactions contemplated by this Agreement nor its execution will accelerate or increase any liability under any Employee Plan because of an acceleration or increase of any of the rights or benefits to which employees may be entitled thereunder. Prior to the Effective Time, except as contemplated by this Agreement, no member of the Company Group shall amend any Employee Plan, except to the extent necessary to maintain compliance with the Code or ERISA, increase any benefits or rights under any Employee Plan, or adopt any new plan, program, policy, or arrangement which, if it existed as of the date hereof, would constitute an Employee Plan.

                  (g) No state of facts exists with respect to the Foreign Plans which would have a Material Adverse Effect.

                  SECTION 4.15. CONTRACTS.

                  (a) Except as set forth in Schedule 4.15, the Company is not a party to, nor bound by, nor is any of its properties subject to, any written or oral agreement described as follows:

                      (i) any contract (except purchase orders that involve the purchase or sale of goods) with a value, or involving payments the Company, of more than $50,000 and which is not cancelable within six months after the date of notice of cancellation without liability upon such notice given at or after the Effective Time;

                      (ii) any contract for the employment of any officer or employee (other than, with respect to any employee, contracts which are terminable without liability upon notice of 30 days or less and do not provide for any further payments following such termination) or with a former officer or employee pursuant to which payments by the Company may be required to be made at any time following the date hereof;

                      (iii) any mortgage or other form of secured indebtedness, or any other indebtedness for money borrowed;

                      (iv) any unsecured debentures, notes or installment obligations or other instruments for or relating to any unsecured borrowing of money by the Company, or any letter of credit issued to secure any obligation of a third party other than borrowings less than $50,000 in the aggregate; or

                      (v) any agreement containing any covenant not to compete.

                  (b) Complete and correct copies of all contracts, agreements and other instruments referred to in Schedule 4.15 have heretofore been made available to Parent and MergerCo by the Company.

                  (c) Except as disclosed in Schedule 4.15, the Company, or, to the Company's Knowledge, any third party, is not in default under, and no event has occurred which with notice or lapse of time, or both, could reasonably be expected to result in a material default under, or violation of, any contract, agreement or instrument identified in subsection (a) above, which defaults and violations in the aggregate would have a Material Adverse Effect.

                  SECTION 4.16. NO VIOLATION, LITIGATION OR REGULATORY ACTION.

                  (a) The Company has complied in all material respects in the conduct of its business with all material foreign, federal, state and local laws, except failures to comply which would not have a Material Adverse Effect. Without limiting the foregoing, and except as set forth in Schedule 4.16, the Company has not been notified in writing that it may be a potentially responsible party under or otherwise in material violation of or material noncompliance with the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., the Resource
Conservation and Recovery Act, 42 U.S.C. Section 6901, the Federal Water Pollution Control Act, 33 U.S.C. Section 1201, the Clean Water Act, 33 U.S.C.
Section 1321, the Clean Air Act, 42 U.S.C. Section 7401, and the Toxic Substances Control Act, 15 U.S.C. Section 2601, in each case, as amended from time to time, or any other federal, state or local law, ordinance or regulation dealing with the protection of human health, natural resources and/or the environment, and there are no events or facts known to the Company that indicate that the Company will be a "potentially responsible party", including without limitation, any disposal, release, burial or placement of hazardous or toxic substances, pollutants, contaminants, petroleum or gas products or asbestos containing materials by the Company or on properties owned or leased by the Company.

                  (b) Except as set forth in Schedule 4.16, there is no action, suit, proceeding or investigation pending or, to the Company's Knowledge, threatened against, the Company which if adversely determined could reasonably be expected to result in damages in excess of $50,000 that are not covered by insurance, nor has the Company entered into or received any consent decree, compliance order or administrative order (whether relating to environmental protection or otherwise); and the Company is not in default (or would not be in default with the giving of notice or lapse of time or both) in respect of any judgment, order, writ, injunction or decree of any court or any Governmental Body which defaults in the aggregate would have a Material Adverse Effect.

                  SECTION 4.17. INSURANCE. Schedule 4.17 is a complete and correct schedule of all currently effective material insurance policies or binders of insurance or programs of self-insurance which relate to the business of the Company (excluding insurance funding Employee Plans which are set forth on Schedule 4.14). The coverage under each such policy and binder is in full force and effect, and no notice of cancellation or nonrenewal with respect to, or disallowance of any claim under, or material increase of premium for, any such policy or binder has been received by the Company, except such notices, disallowances or increases which would in the aggregate not have a Material Adverse Effect.

                  SECTION 4.18. CERTAIN TRANSACTIONS OR ARRANGEMENTS. To the Company's Knowledge, except as described on Schedule 4.18, pursuant to employee benefit arrangements, employment agreements or arrangements or as expressly contemplated by this Agreement, no securityholder, officer or director of the Company (and no Person with whom any such securityholder, officer or director has any direct or indirect relation by blood, marriage or adoption) and no Affiliate or associate (as such term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended), of any of the foregoing is presently, directly or indirectly, a party to any agreement, arrangement or understanding with the Company (other than arising out of the employment at will of that securityholder by the Company), including without limitation: (a) any contract, agreement, understanding, commitment or other arrangement providing for the furnishing of services or rental of real or personal property to or from, or otherwise relating to the business or operations of, the Company; (b) any loans or advances to or from the Company or any of the Subsidiaries; (c) any arrangement pursuant to which the Company or an Affiliate thereof may have any obligation or liability whatsoever; and (d) any transaction of a kind which would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the Securities and Exchange Commission, if the Company were subject thereto.

                  SECTION 4.19. CUSTOMER AND SUPPLIER RELATIONSHIPS. Except as set forth on Schedule 4.19, to the Company's Knowledge, the relationships of the Company with its material customers and suppliers are, in the aggregate, satisfactory, and the Company is not aware of any fact or circumstance (including the entering into of this Agreement) that would cause any change in such relationships, which change would have a Material Adverse Effect.

                  SECTION 4.20. FINDERS. Neither the Company nor any party acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement, except (i) Alliant Partners, who have been retained by the Company to serve as financial advisors in connection with the transactions contemplated hereby, (ii) Joseph Sullivan who has been retained by the Company to serve as a financial advisor in connection with the transactions contemplated hereby and (iii) those advisors retained by the Company which are identified in Schedule 4.20.

                  SECTION 4.21. DISCLOSURE. All information relating to and concerning the Company contained in this Agreement or in any other certificate, instrument, schedule or other document given by the Company in connection with this Agreement and the Merger is true and correct in all material respects and no material facts necessary to prevent the statements made herein and therein from being misleading have been omitted.

                  SECTION 4.22. BANK ACCOUNTS. Schedule 4.22 contains an accurate and complete list of bank accounts and/or safe deposit boxes maintained by the Company indicating the name and branch of the bank, the account number, the type of account, and the names of all persons authorized to draw thereon or who have access thereto.

                  SECTION 4.23. PAYMENT OF CERTAIN EXPENSES. Except as provided in Section 6.7 hereof, the Company has not paid or agreed to pay on behalf of any shareholder of the Company any costs incurred by any such shareholder in connection with this Agreement or the transactions contemplated hereby.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                             OF PARENT AND MERGERCO

                  As an inducement to the Company to enter into this Agreement and to consummate the transactions contemplated hereby, Parent and MergerCo represent and warrant to the Company as follows:

                  SECTION 5.1. ORGANIZATION. Each of Parent and MergerCo is a corporation duly organized, legally existing and in good standing under the laws of the jurisdiction of its formation and has full corporate power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted. Prior to the date hereof, true and complete copies of the charter and bylaws of Parent and MergerCo have been delivered to the Company.

                  SECTION 5.2. AUTHORITY.

                  (a) Each of Parent and MergerCo has the requisite power and authority to execute and deliver this Agreement and all of the other instruments contemplated hereby to be executed by it, to consummate the transactions contemplated hereby and to comply with the terms, conditions and provisions hereof. The execution, delivery and performance of this Agreement by Parent and MergerCo has been duly authorized and approved by all necessary corporate action on Parent and MergerCo's behalf and do not require any further authorization or consent of Parent or MergerCo or their respective shareholders. This Agreement has been duly executed and delivered by Parent and MergerCo. This Agreement is, and each other instrument of Parent and MergerCo contemplated hereby to be executed by Parent and MergerCo will be, the legal, valid and binding obligation of each of Parent and MergerCo, enforceable against them in accordance with its terms.

                  (b) The execution and delivery by each of Parent and MergerCo of this Agreement or any of the other instruments contemplated hereby, the consummation by each of Parent and MergerCo of the transactions contemplated hereby and the compliance by each of Parent and MergerCo with, or fulfillment by each of them of the terms, conditions and provisions hereof, will not:

                      (i) conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under its charter or by-laws or any note, instrument, agreement, mortgage, lease, license, franchise, Governmental Permit or judgment, order, award or decree to which it is a party, to which any of its properties are subject, or by which it is bound; or

                      (ii) require the approval, consent, authorization or act of, or the making by it of any declaration, filing or registration with, any third Person or any Governmental Body.

                  SECTION 5.3. NO FINDER. Except as provided in Section 6.7 hereof, neither Parent nor any party acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

                  SECTION 5.4. ABSENCE OF PROCEEDINGS. There is no action, suit, proceeding or investigation pending, or to Parent's Knowledge, threatened, against Parent or MergerCo which might adversely affect or restrict Parent or MergerCo's ability to consummate the transactions contemplated by this Agreement.

                  SECTION 5.5. CAPITALIZATION.

                  (a) The authorized capital stock of Parent consists of 5,000,000 shares of Preferred Stock, $.01 par value per share, none of which is outstanding and 60,000,000 shares of Parent Common Stock of which 17,092,031 shares were issued and outstanding at November 6, 1998. At November 6, 1998, there were no outstanding options, warrants or other rights to subscribe for or purchase from Parent any capital stock of Parent or securities convertible into or exchangeable for Parent Common Stock except options, warrants or other rights to purchase or acquire not exceeding 3,000,000 shares of Parent Common Stock under outstanding warrants or stock option, stock purchase and stock bonus plans. As of the date hereof, no shares of Parent capital stock have been issued subsequent to November 6, 1998 other than in connection with the exercise of outstanding stock options or warrants.

                  (b) The authorized capital stock of MergerCo consists of 1,000 shares of Common Stock, $.01 par value per share, of which 100 shares are issued and outstanding.

                  (c) The outstanding Parent Common Stock is, and the Parent Common Stock to be issued in the Merger will be, duly and validly authorized and issued, fully paid and non-assessable and will be free of any liens or encumbrances created by or resulting from the actions of Parent or MergerCo.

                  SECTION 5.6. FINANCIAL STATEMENTS. Parent has furnished to the Company balance sheets of Parent at December 31, 1996 and 1997, and September 30, 1998 (unaudited) and related statements of operations and cash flows for the year ended December 31, 1996 and 1997 and the nine months ended September 30, 1998 (unaudited). Such financial statements, with the notes thereto, are in accordance with the books and records of Parent, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be stated in the notes to such statements) throughout the periods covered by such statements and present fairly in all material respects the financial condition of Parent and the results of its operations and cash flows for the periods indicated.

                  SECTION 5.7. SEC REPORTS. Parent has delivered to Company true and complete copies of the following reports of Parent (the "SEC Reports") heretofore filed with the SEC: Form 10-Q for the fiscal quarter ended June 30, 1998 and Form 10-Q for the fiscal quarter ended September 30, 1998. Except as disclosed therein, none of the SEC Reports as of their respective dates of filing contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                  SECTION 5.8. ABSENCE OF ADVERSE CHANGES. Except as may be disclosed in the SEC Reports, since December 31, 1997 Parent has not suffered any material adverse change in the business, assets, operations or financial condition of Parent and its subsidiaries taken as a whole.

                  SECTION 5.9. GOVERNMENTAL CONSENTS. No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required to be made or obtained by Parent or MergerCo in connection with the execution, of this Agreement.

                  SECTION 5.10. NO UNDISCLOSED LIABILITIES. The Parent is not subject to any obligation or liability of any nature (whether accrued, absolute, contingent, inchoate or otherwise, including, without limitation, unasserted claims), which would individually or in the aggregate be required by generally accepted accounting principles to be reflected on a balance sheet of the Parent but is not reflected in the balance sheet included in the Form 10-Q for the Parent's fiscal quarter ended September 30, 1998 or the notes thereto, other than: (i) obligations pursuant to or in connection with this Agreement or the transactions contemplated hereby, (ii) liabilities and obligations incurred in the ordinary course of business after September 30, 1998, and (iii) liabilities which do not have a material adverse effect on the financial condition, businesses or operations of the Parent or the ability of the Parent or MergerCo to consummate the transactions contemplated hereby.

                  SECTION 5.11. COMPLIANCE WITH LAWS. Each of Parent and MergerCo has complied in all material respects in the conduct of its business with all material foreign, federal, state and local laws, except failures to comply which do not have a material adverse effect on the financial condition, businesses or operations of the Parent or the ability of the Parent or MergerCo to consummate the transactions contemplated hereby.


                                   ARTICLE VI

                              ADDITIONAL COVENANTS

                  The respective parties hereto covenant and agree to take, or to cause the Company to take, the following actions between the date hereof and the Effective Time:

                  SECTION 6.1. INVESTIGATION OF THE COMPANY BY PARENT. The Company shall afford to the officers, employees and authorized representatives of Parent (including, without limitation, independent public accountants, attorneys, consultants and engineers) reasonable access during normal business hours to the offices, properties, employees and business and financial records (including computer files, retrieval programs and similar documentation) of the Company to the extent Parent shall reasonably deem necessary or desirable and shall furnish to Parent or its authorized representatives, such additional information concerning the Company and its properties, assets, businesses and operations as shall be reasonably requested, including all such information as shall be necessary to enable Parent or its representatives to verify the accuracy of the representations and warranties contained in Article IV, to verify that the covenants of the Company in Section 6.3 have been complied with and to determine whether the conditions set forth in Article VII have been satisfied. Parent covenants that such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of the Company. No investigation by Parent or its representatives hereunder shall affect the representations and warranties of the Company.

                  SECTION 6.2. CERTAIN AGREEMENTS. Each of the parties hereto shall use its commercially reasonable best efforts to consummate the transactions contemplated by this Agreement. Each party shall promptly notify the others of any action suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. The Company shall promptly notify Parent of any lawsuit, claim, proceeding or investigation that may be threatened, brought, asserted or commenced after the date hereof against the Company that would have been required to be included on Schedule 4.16, and, in the case of any of the foregoing pending on the date hereof, of any material development with respect thereto. The Company on the one hand, and Parent on the other, shall give prompt notice to the other party of (a) any notice or other communication received by any such party from any Governmental Body or third Person alleging that the consent of such Governmental Body or third Person is or may be required in connection with the transactions contemplated by this Agreement, (b) the occurrence of any event or circumstance which could have a Material Adverse Effect, and of which such party has Knowledge or (c) the breach of any material representation, warranty, covenant or other material agreement of any such party.

                  SECTION 6.3. OPERATIONS PRIOR TO THE EFFECTIVE TIME.

                  (a) Subject to Section 6.3(b) hereof, the Company shall operate and carry on its business only in the ordinary course, except as otherwise expressly contemplated by this Agreement. In furtherance and not in limitation of the foregoing, the Company shall use commercially reasonable best efforts to (i) keep and maintain its assets and properties in normal operating condition and repair, (ii) maintain the business organization of the Company intact and (iii) preserve the goodwill of the suppliers, contractors, licensors, employees, customers, distributors and others having business relations with the Company.

                  (b) Except as contemplated by this Agreement, without the express prior written approval of Parent (which shall not be unreasonably withheld) the Company shall not:

                      (i)   amend its Articles of Incorporation or Bylaws;

                      (ii) except as set forth on Schedule 4.2, issue or agree to issue capital stock of the Company (by the issuance or granting of options, warrants or rights to purchase any capital stock issued thereby), any securities exchangeable or exercisable for or convertible into such capital stock, or other securities;

                      (iii) split, combine or reclassify any shares of capital stock or declare, set aside or pay any dividends or make any other distributions (whether in cash, stock or other property) in respect of such shares;

                      (iv) except as set forth on Schedule 4.2, issue, transfer, sell or deliver any shares of its capital stock (or securities convertible into or exchangeable or exercisable for, with or without additional consideration, such capital stock) or any other interest therein;

                      (v) redeem, purchase or otherwise acquire for any consideration (A) any outstanding shares of its capital stock or securities carrying the right to acquire, or which are convertible into or exchangeable or exercisable for, with or without additional consideration, such stock, (B) any other securities of the Company or
         (C) any interest in any of the foregoing;

                      (vi) incur any indebtedness for borrowed money, or amend, supplement or otherwise modify any of the terms of any instrument or agreement evidencing indebtedness for borrowed money;

                      (vii) make any acquisition or disposition of stock or assets of any entity;

                      (viii) incur capital expenditures not otherwise provided for in applicable budgets or in connection with the projects referenced on Schedule 4.6, and which expenditures are in excess of $50,000;

                      (ix) merge or consolidate with any corporation or other entity;

                      (x) enter into any employment or similar contract with, or materially increase the compensation payable to, any officer or employee;

                      (xi) alter in any respect its practices and policies relating to the payment and collection, as the case may be, of accounts payable and accounts receivable;

                      (xii) except as contemplated by or described in this Agreement, adopt, amend in any material respect or terminate any Employee Plan, severance plan or collective bargaining agreement or make awards or distributions under any Employee Plan, except awards or distributions to any participant or employee in the ordinary course of business consistent with past practices;

                      (xiii) create, assume or suffer to be incurred any Encumbrance of any kind on any of its properties or assets other than
         (A) Encumbrances in the ordinary course of business consistent with past practices, as long as the creation, assumption or sufferance thereof does not interfere with, hinder or delay the transactions contemplated hereby and (B) Permitted Encumbrances;

                      (xiv) amend, supplement or modify any contract set forth on Schedule 4.15 or relinquish any material right or privilege of the Company, except, in the case of any contract set forth on Schedule 4.15, for any such amendments, supplements or modifications which are not materially adverse to the Company; or

                      (xv) agree, commit or resolve to do or authorize any of the foregoing.

                  (c) Prior to the Closing, the Company shall:

                      (i) promptly comply with all filing requirements which foreign, federal or state law may impose on the Company with respect to the transactions contemplated hereby; and

                      (ii) use its reasonable efforts to obtain any consent, authorization or approval of, or exemption by, any Governmental Body or other third Person, including without limitation, landlords and lenders and those persons (other than the Company) who are parties to the agreements described on Schedule 4.4 hereto, required to be obtained or made by it in connection with the transactions contemplated hereby.

                  SECTION 6.4. NO PUBLIC ANNOUNCEMENT. Prior to the Effective Time, no party hereto shall make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that such party shall be so obligated by law, in which the other party shall be advised, and Parent and the Company shall use their commercially reasonable best efforts to cause a mutually agreeable release or announcement to be issued. On the date hereof and at the Effective Time, the parties shall issue a joint press release which shall be reasonably acceptable to Parent and the Company.

                  SECTION 6.5. GOVERNMENTAL FILINGS; CONSENTS. Parent and the Company shall cooperate with each other in filing any necessary applications, reports or other documents with any federal or state agencies, authorities or bodies (domestic or foreign) having jurisdiction with respect to this Agreement and the transactions contemplated hereby, and in seeking necessary consultation with and prompt favorable action by, including required consents of, any such agencies, authorities or bodies.

                  SECTION 6.6. EMPLOYEE BENEFITS. From and after the Closing, Parent and the Company shall perform all obligations pursuant to employee benefit plans and policies that have accrued or otherwise become due on or before the Closing.

                  SECTION 6.7. PARENT TO FUND CERTAIN OBLIGATIONS. At the Effective Time, Parent shall pay or contribute or otherwise make such funds available to the Company and cause the Company to pay the fees, expenses and disbursements of the Company's financial advisors, counsel and accountants incurred by the Company in connection with the negotiation and preparation of this Agreement and its performance and compliance with the terms and conditions contained herein; provided that the aggregate total of such fees, expenses and disbursements as set forth on Schedule 6.7 and any other expenses of the Company incurred in connection with the transactions contemplated hereby shall not exceed $800,000, and any amounts in excess of such amounts shall be borne by parties that are shareholders of the Company immediately prior to the Effective Time.

                  SECTION 6.8. GUARANTEED COMPANY DEBT. Following the Closing, Parent shall offer to guaranty the Company debt set forth on Schedule 6.8 on terms acceptable to Parent in lieu of and to the extent that such debt remains subject to the personal guaranties of the shareholders of the Company, as described on Schedule 6.8.

                  SECTION 6.9. AFFILIATES OF THE COMPANY AND PARENT. As soon as practicable, the Company and Parent shall each deliver to the other a letter pursuant to Staff Accounting Bulletins 65 and 76 and Accounting Series Releases 130 and 135 (the "APB No. 16 Affiliate Letter") identifying all persons who may be deemed affiliates of the Company or Parent, respectively, for purposes of the foregoing, including, without limitation, all directors and executive officers of the Company or Parent as of the date of the APB No. 16 Affiliate Letter. Each of the Company and Parent shall use its best efforts to obtain as soon as practicable from each person listed on the respective APB No. 16 Affiliate Letter and in any event prior to the Closing Date, an agreement not to sell shares of Company Common Stock or Parent Common Stock in excess of an amount which would, in the aggregate, contravene the provisions of the foregoing until combined results of operations covering at least thirty (30) days of combined operations are made public.


                                   ARTICLE VII

                             CONDITIONS PRECEDENT TO
                       OBLIGATIONS OF PARENT AND MERGERCO

                  The obligations of Parent and MergerCo to consummate the transactions contemplated by this Agreement shall, at the option of Parent and MergerCo, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

                  SECTION 7.1. NO MISREPRESENTATION OR BREACH OF COVENANTS AND WARRANTIES. There shall have been no material breach by the Company in the performance of any of its covenants, agreements and obligations herein; none of the representations and warranties contained or referred to in Article IV hereof shall fail to be true and correct on the date hereof and at the Effective Time as though made at the Effective Time, except for (a) representations and warranties that speak as of a specific date or time other than the Effective Time (which need only be true and correct as of such date or time), (b) representations and warranties which are not qualified by Material Adverse Effect or otherwise by material adversity (which need be true and correct except for such inaccuracies as in the aggregate (together with the inaccuracies referred to in the following clause (c)) would not have a Material Adverse Effect), (d) representations and warranties which are qualified by Material Adverse Effect or otherwise by material adversity shall also be true and correct without regard to such qualification except for such inaccuracies as in the aggregate (together with the inaccuracies referred to in the preceding clause
(b)) would not have a Material Adverse Effect, (d) the representations and warranties set forth in Section 4.2 shall be true and correct on the date hereof and at the Effective Time and (e) changes therein specifically resulting from any transaction expressly consented to in writing by Parent; and there shall have been delivered to Parent and MergerCo a certificate to such effect, dated the Effective Time and signed by the President or other senior executive officer of the Company.

                  SECTION 7.2. RESIGNATIONS OF DIRECTORS. Prior to the Closing, Parent shall notify the Company of those directors of the Company from whom it will require resignations. The Company shall have furnished Parent with such signed resignations, effective as of the Closing.

                  SECTION 7.3. LITIGATION. As of the Effective Time, there shall be no injunction, restraining order or decree of any nature of any court or other Governmental Body of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions or other material obligations of the parties hereto as contemplated hereby.

                  SECTION 7.4. NECESSARY APPROVALS AND CONSENTS. The Company shall have delivered to Parent such evidence as Parent may reasonably request of the receipt of all consents, approvals and actions of any third Person or Governmental Body specified in Schedule 4.4.

                  SECTION 7.5. CORPORATE ACTION. The Board of Directors of the Company shall have taken all action necessary to approve the transactions contemplated by this Agreement, and the Company shall have furnished Parent with certified copies of resolutions adopted by the Board of Directors of the Company, in form and substance reasonably satisfactory to counsel for Parent, in connection with such transactions.

                  SECTION 7.6. ADOPTION OF AGREEMENT. This Agreement shall have been adopted by the affirmative vote of the shareholders of the Company by the requisite vote in accordance with applicable law.

                  SECTION 7.7. POOLING OF INTERESTS. Parent shall have been advised by PricewaterhouseCoopers LLP that the Merger shall be treated as a "pooling of interests" for accounting purposes.

                  SECTION 7.8. AGREEMENT WITH FOUNDER. Robert Bingham shall have entered into a noncompetition agreement pursuant to which he shall agree not to engage, directly or indirectly, whether as a partner, consultant, officer, director, employee, greater-than-five-percent (5%) shareholder, sales representative, proprietor or otherwise in any business activities in competition with Company for a term of two years after the Closing Date, such noncompetition agreement to be in form and substance reasonably satisfactory to Parent.

                  SECTION 7.9 ESCROW AGREEMENT. The shareholders of record of Company as of the Closing Date shall have executed and delivered the Escrow Agreement as set forth in Exhibit B.

                                  ARTICLE VIII

                             CONDITIONS PRECEDENT TO
                           OBLIGATIONS OF THE COMPANY

                  The obligations of the Company to consummate the transactions contemplated by this Agreement shall, at its option, be subject to the satisfaction at or prior to the Effective Time, of the following conditions:

                  SECTION 8.1. NO MISREPRESENTATION OR BREACH OF COVENANTS AND WARRANTIES. There shall have been no material breach by Parent or MergerCo in the performance of any of their covenants and agreements herein; each of the representations and warranties of Parent and MergerCo contained or referred to in this Agreement shall be true and correct at the Effective Time as though made at the Effective Time, except for (a) representations and warranties that speak as of a specific date or time other than the Effective Time (which need only be true and correct as of such date or time), (b) representations and warranties which are not qualified by material adverse effect or otherwise by material adversity (which need be true and correct except for such inaccuracies as in the aggregate (together with the inaccuracies referred to in the following clause
(c)) would not have a material adverse effect) and (c) representations and warranties which are qualified by material adverse effect or otherwise by material adversity shall also be true and correct without regard to such qualification except for such inaccuracies as in the aggregate (together with the inaccuracies referred to in the preceding clause (b)) would not have a material adverse effect; and there shall have been delivered to the Company a certificate to such effect, dated the Effective Time and signed by the Chief Executive Officer or other senior executive officer of Parent.

                  SECTION 8.2. LITIGATION. As of the Effective Time, there shall be no injunction, restraining order or decree of any nature of any court or other Governmental Body of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions or other material obligations of the parties hereto as contemplated hereby.

                  SECTION 8.3. TAX REPRESENTATION LETTERS. Parent and MergerCo shall provide Tax Representation Letters in form and substance reasonably satisfactory to the Company, as set forth in Exhibit C.

                  SECTION 8.4. ESCROW AGREEMENT. Parent shall have executed and delivered the Escrow Agreement.


                                   ARTICLE IX

                                   TERMINATION

                  SECTION 9.1. TERMINATION. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Effective Time: (a) by the mutual consent of Parent and the Company; (b) by Parent in the event that any condition set forth in Article VII shall not be satisfied and shall not be reasonably capable of being remedied at or prior to the November 30, 1998, (c) by the Company in the event that any condition set forth in Article VIII shall not be satisfied and shall not be reasonably capable of being remedied at or prior to November 30, 1998; and (d) by Parent or the Company if the Effective Time shall not have occurred on or before November 30, 1998 (or, if Parent and the Company shall have agreed to a later date pursuant to Section 2.2, on or before any such later date); provided, however, that no party may terminate this Agreement pursuant to clause (b), (c) or (d) if the failure of any condition in
Article VII or Article VIII to be satisfied or the failure of the Effective Time to occur on or before November 30, 1998 (or, if Parent and the Company shall have agreed to a later date pursuant to Section 2.2, on or before any such later date), results from the willful and material breach by such party of any covenant of this Agreement.

                  SECTION 9.2. NO LIABILITY UPON TERMINATION. In the event that this Agreement shall be terminated pursuant to this Article IX, all obligations of the parties under this Agreement (other than under this Section 9.2) shall be terminated without liability or penalty on the part of any party or its officers or directors to any other party, other than as may result from any willful and material breach by a party of this Agreement.


                                    ARTICLE X

                         SURVIVAL OF REPRESENTATIONS AND
                    WARRANTIES AND INDEMNIFICATION PROVISIONS

                  SECTION 10.1. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of each of the parties contained herein shall survive the Merger regardless of any investigation by the other parties or their agents until the Termination Date (as defined in the Escrow Agreement); provided, however, that liability on the part of any shareholder of Company for any misrepresentation or breach of warranty hereunder shall be limited to such shareholder's pro rata interest in the Escrow, except for intentional or reckless misrepresentations which shall not be so limited and liability for which shall survive the Termination Date.

                  SECTION 10.2. INDEMNIFICATION. In view of the fact that upon the Effective Time the Company will become a wholly-owned subsidiary of Parent and in order to provide protection for Parent from and after the Closing, the Escrow shall be established on behalf of those persons who immediately prior to the Closing were shareholders of record of Company as set forth in Schedule 4.2 (the "Shareholder Group"), which Escrow shall, subject to and to the extent provided in the Escrow Agreement, indemnify and hold Parent and Company harmless in respect of any losses or liabilities (including without limitation legal and other out-of-pocket expenses for investigating or defending any actions or threatened actions) incurred by Parent or Company in connection with any misrepresentation or breach of any representation, warranty, covenant or agreement made by Company in this Agreement or in any certificate, instrument, schedule or document given by Company in connection with this Agreement (all of which are herein collectively referred to as "Deficiencies" and individually as a "Deficiency"); provided, however, that indemnity shall be due under this
Section 10.2 only to the extent that the actual loss suffered by Parent or Company attributable to such Deficiencies exceeds a cumulative aggregate amount of $100,000 (the "Deductible"), Parent and Company shall be entitled to recover damages for breach of any representation or warranty of Company under this Agreement after the Closing only pursuant to the provisions of the Escrow Agreement, except for intentional or reckless misrepresentations as set forth in Section 10.1 hereof.

                  SECTION 10.3. APPOINTMENT OF REPRESENTATIVE. Approval of this Agreement by a majority of the outstanding Shares shall constitute appointment by the Shareholder Group of Robert Bingham as the representative (the "Representative") of the Shareholder Group with respect to the Escrow pursuant to the Escrow Agreement. The actions of the holders of a majority of the shares of Parent Common Stock contributed to the Escrow shall be binding upon all members of the Shareholder Group. The Representative shall in no event be liable to any of the Shareholder Group or to Parent, MergerCo or the Company for any action taken in good faith by the Representative in the scope of performing his role hereunder.

                  SECTION 10.4. CONTROL OF ACTIONS AND PROCEEDINGS. Parent shall be entitled to fully control the defense and settlement of any claim by a third party against Company even though such claim is or may be covered by the indemnification provisions hereof; provided, however, that Parent shall not settle or compromise any third party claim which is the subject of a claim against the Escrow without the written consent of the Representative, which consent will not be unreasonably withheld; and provided further that Parent may nevertheless settle or compromise any such third party claim without the Representative's written consent if the failure to so settle or compromise in a timely manner will in the reasonable judgment of Parent materially and adversely affect Parent or Company (any such settlement shall not prejudice the rights of any party to maintain that such settlement should not result in a claim for indemnification in the amount of the settlement or at all).

                                   ARTICLE XI

                               GENERAL PROVISIONS

                  SECTION 11.1. NOTICES. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made (a) five business days after being sent by registered or certified mail, return receipt requested, (b) upon delivery, if hand delivered, (c) one business day after being sent by prepaid overnight carrier with guaranteed delivery, with a record of receipt, or (d) upon transmission with confirmed delivery if sent by cable, telegram, facsimile or telecopy, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

                  (a)      if to Parent:

                           broadcast.com inc.
                           2914 Taylor Street
                           Dallas, Texas 75226
                           Attn.:  Todd Wagner
                           Telecopy:  214.748.6657

                     with copies to:

                           Gibson, Dunn & Crutcher LLP
                           200 Park Avenue
                           New York, New York  10166
                           Attn.:  Sean P. Griffiths
                           Telecopy:  212.351.4035

                  (b)      if to the Company:

                           Simple Network Communications, Inc.
                           225 Broadway, Thirteenth Floor
                           San Diego, CA 92101
                           Attention:  Robert Bingham
                           Telecopy:  619.881.3098

                     with copies to:

                           Gray Cary Ware & Freidenrich LLP
                           4365 Executive Drive, Suite 1600
                           San Diego, California  92121
                           Attn:  Elisabeth Eisner
                           Telecopy:  619.677.1477

                  SECTION 11.2. PARTIAL INVALIDITY. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in the case that any provision contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

                  SECTION 11.3. EXECUTION IN COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties and delivered to each of Parent and the Company.

                  SECTION 11.4. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to principles of conflicts of laws.

                  SECTION 11.5. ASSIGNMENT; SUCCESSORS AND ASSIGNS. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors or assigns, heirs, legatees, distributees, executors, administrators and guardians. Nothing in this Agreement, expressed or implied, is intended or shall be construed upon any Person (other than the parties hereto and the successors and assigns permitted by this Section 11.5) any right, remedy or claim under or by reason of this Agreement.

                  SECTION 11.6. TITLES AND HEADINGS. Titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

                  SECTION 11.7. SCHEDULES AND EXHIBITS. The schedules and exhibits referred to in this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

                  SECTION 11.8. ENTIRE AGREEMENT; AMENDMENTS. This Agreement including the schedules and exhibits, the Confidentiality Agreement dated as of August 20, 1998 and the letter agreement regarding negotiations dated October 16, 1998, contains the entire understanding of the parties hereto with regard to the subject matter contained herein. The parties hereto, by mutual agreement in writing, may amend, modify and supplement this Agreement.

                  SECTION 11.9. WAIVERS. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each



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
and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

                  SECTION 11.10. SPECIFIC PERFORMANCE. The parties acknowledge that irreparable damage would result if this Agreement were not specifically enforced, and they therefore consent that the rights and obligations of the parties under this Agreement may be enforced by a decree of specific performance issued by a court of competent jurisdiction. Such a remedy shall, however, not be exclusive, and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

                            [Signatures on next page]

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

SIMPLE NETWORK COMMUNICATIONS,          BROADCAST.COM INC., a Delaware
INC., a California corporation          corporation



By:   /s/ ROBERT W. BINGHAM             By:   /s/ TODD R. WAGNER
     --------------------------------        --------------------------------
     Name:  Robert W. Bingham                Name:   Todd R. Wagner
     Title: Chief Executive Officer          Title:  Chief Executive Officer

                                             SN ACQUISITION, INC., a Delaware
                                             corporation


                                        By:   /s/ TODD R. WAGNER
                                             --------------------------------
                                             Name:   Todd R. Wagner
                                             Title:  President



                                       34